QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.32

CENTERPULSE USA INC.

BUSINESS CONDUCT GUIDELINES

UNITED STATES AND CANADA

CENTERPULSE USA INC.
BUSINESS CONDUCT GUIDELINES
UNITED STATES AND CANADA

CONTENTS

Message to Employees
I.	Compliance			1
II.	Shared Responsibilities			1
III.	Compliance with the Law			1
	A.	Food, Drug and Cosmetic Act		2
	B.	Section 1128B(b) of the Social Security Act		2
	C.	Antitrust		2
	D.	Environmental and Safety Laws		3
	E.	International Trade Laws		3
		1.	Antiboycott	3
		2.	Import and Export Laws	3
		3.	Foreign Corrupt Practices Act	3
	F.	Securities		4
IV.	Conflicts of Interest			4
	A.	Assisting a Competitor		4
	B.	Outside Work		4
	C.	Supplying the Company		5
	D.	Use of the Company's Time and Assets		5
	E.	Gifts or Favors		5
V.	Protection and Use of Assets			5
	A.	Confidential Information		5
	B.	Agreement Relating to Inventions and Confidential Information		6
	C.	Internal Controls		6
	D.	Recording and Reporting Information		6
	E.	Information About Others		6
	F.	Information Owned by Others		6
	G.	Software		6
VI.	Political Activity			7
VII.	Nondiscrimination			7
VIII.	Compliance and Discipline			7
IX.	Help and Information			8
X.	Business Ethics and Compliance Administrator			8
XI.	Hotline			8
Acknowledgment

CENTERPULSE LTD BUSINESS CONDUCT GUIDELINES
UNITED STATES AND CANADA

Message to Employees

        Through the years, we have built our business on the basis of trust and confidence in providing technologically advanced reliable medical devices for cardiovascular, orthopedic, and dental applications. Quality is paramount in everything we do at Centerpulse Ltd ("Centerpulse" or the "Company"). The Corporate Principles clearly set forth our commitment to conduct our business with the highest ethical standards and to work diligently to be a respected corporate citizen.

        We conduct our business in different countries and under a wide range of competitive situations, subject to a variety of local laws, regulations, and cultures. To successfully compete on a worldwide basis, we must be flexible and innovative to achieve our business goals.

        We intend to be a world class leader in every aspect of our business—including our conduct. Choosing the right course of conduct begins with the basic honesty and integrity of you and your fellow employees. It also depends on your sound judgment and awareness to the way others perceive us and our actions. Those values are at the center of our dedication to customer-driven quality.

        Each of us must have a clear understanding of our responsibilities for conducting ourselves in accordance with the policies that express Centerpulse's ethical standards, which include compliance with all applicable laws. To this end, the Company has prepared these Business Conduct Guidelines (hereinafter sometimes referred to as the "Guidelines"). It outlines and confirms the Company's commitment to high ethical standards for the benefit of our employees, customers, shareholders, and the general public. The Business Conduct Guidelines have been adopted by the Board of Directors of each Centerpulse subsidiary and applies to all officers, directors, and employees.

        The materials presented in the Business Conduct Guidelines have taken on a new importance. Every day we hear about the criminalization of matters that have traditionally been viewed as civil statutes and regulations. Examples of areas where the criminalization of our laws is readily apparent are regulatory compliance, occupational health and safety, and environmental compliance.

        Obviously, the involvement of any Centerpulse subsidiary in a criminal prosecution would have a significant negative impact on our business. It is no longer enough to worry about negligent acts being covered by insurance; we must be aware of the potential for stiff fines and imprisonment.

        I ask that each of you read and retain this publication. You will be asked periodically to reaffirm your understanding of the Business Conduct Guidelines by signing an appropriate certificate. Company policy requires adherence to these Guidelines. By consistently applying high ethical standards to all of our business relationships, the Company's reputation for integrity and fair dealing will continue to be a source of pride for us all. Let us join together in assuring a continuing practice of the Guidelines in the future.

David S. Wise Group Vice President and General Counsel

I.    COMPLIANCE—EACH EMPLOYEE'S RESPONSIBILITY

        As a condition of employment with the Company, employees are expected to comply with the Company's Business Conduct Guidelines and underlying policies. These Guidelines are intended to provide guidance to employees on their basic ethical and legal responsibilities.

        All employees benefit from an atmosphere of ethical conduct. The medical device industry continues to undergo significant changes. Because rapid changes in our industry constantly pose new ethical and legal considerations, no set of guidelines can or should be the absolute final word under all circumstances. When in doubt, employees have the responsibility to seek clarification from their line management, or, if necessary, the Company Legal Department.

II.    SHARED RESPONSIBILITIES

        The Company is committed to increasing its value to customers, employees, and shareholders by profitably developing, producing, distributing, and supporting technologically advanced implants of the highest quality for use within the human body. We will fulfill this commitment while upholding the highest level of ethical conduct and meeting our responsibilities as good corporate citizens. Under Company ethical standards, Company employees share certain responsibilities, but each individually is accountable for:

  1.
  becoming familiar with and conducting Company business in compliance with applicable laws;

  2.
  observing Company standards for protecting the environment and the health and safety of our employees;

  3.
  avoiding conflicts of interest;

  4.
  protecting and properly using Company assets;

  5.
  maintaining confidentiality of nonpublic information and not acting on such information for personal gain;

  6.
  exercising good judgment in political activities; and

  7.
  maintaining respect and dignity for the individual and ensuring that each person is treated fairly.

These Guidelines provide basic guidance to assist you in meeting your responsibilities.

III.    COMPLIANCE WITH THE LAW

        The Company's policy is to comply with all laws and regulations that apply to its businesses. Because of the nature of our businesses and our diverse operations, the Company is subject to legal requirements that are both numerous and complex. All employees should understand the laws and regulations which apply to them in the performance of their jobs and ensure that Company operations with which they are involved are conducted in conformity with those laws and regulations. Violation of these laws and regulations can seriously injure the Company's reputation, subject the Company to liability, and even subject individual employees to personal liability. Line management must fully support each employee in this responsibility and provide the necessary resources for compliance. Questions concerning any legal responsibility should be referred to the Company Legal Department. Although it is impractical to detail all relevant laws, the following is a list of those that in general have the greatest impact on our businesses.

  A.    FOOD, DRUG AND COSMETIC ACT

          The Company is committed to providing the highest level of quality medical devices and ancillary products and service to patients and to the medical community. The Company takes its public health responsibilities seriously. It is the policy of the Company to manufacture, market, and distribute only products that are safe, effective, properly labeled, and otherwise fully in compliance with all applicable legal requirements. All employees will make only true and accurate statements and representations in Company records or to government agencies, suppliers, customers, physicians, patients, and the general public. The laws and regulations governing the manufacture and marketing of medical devices are many in number and complex. Continuous training and regular audits are essential for understanding the applicable provisions of the Food, Drug and Cosmetic Act and regulations to our businesses. If you have any questions regarding these laws and regulations and your responsibility to comply with them, talk with your supervisor or your company's regulatory specialist, or contact the Company Legal Department.

  B.    SECTION 1128B(b) OF THE SOCIAL SECURITY ACT ("ANTI- KICKBACK PROVISION")

          Section 1128B(b) of the Social Security Act provides criminal penalties for individuals or entities that knowingly and willfully offer, pay, solicit, or receive remuneration in order to induce business reimbursed under the Medicare or State health care programs. The offense is classified as a felony and is punishable by fines of up to $25,000 and imprisonment for up to 5 years. Related statutes also authorize the exclusion of an individual or entity from participation in the Medicare and State health care programs and/or an alternative civil remedy if it is determined that the party has engaged in a prohibited remuneration scheme.

          The Anti-Kickback Provision is extremely broad. The types of remuneration covered specifically include kickbacks, bribes, and rebates made directly or indirectly, overtly or covertly, or in cash or in kind. In addition, prohibited conduct includes not only remuneration intended to induce referrals of patients, but remuneration also intended to induce purchasing, leasing, ordering, or arranging for any good, facility, service, or item paid for by Medicare or State health care programs.

          The regulations set forth various proposed business and payment practices, or "safe harbors", that would not be treated as criminal offenses under section 1128B(b) of the Act and would not serve as a basis for a program exclusion under section 1128B(b)(7) of the Act. All personnel in sales and marketing should familiarize themselves with the applicable provisions of the Act and direct any questions they may have to the Company Legal Department to ensure a clear understanding of these laws and regulations.

  C.    ANTITRUST

          The purpose of the antitrust laws is to preserve a competitive economy in which free enterprise can flourish. Laws governing competition exist in most of the industrialized nations in which the Company does business. Under these laws, companies may not enter into agreements with other companies, however informally, that unreasonably restrict the functioning of the competitive system. In dealing with actual or potential competitors, employees must be careful not to take any action or enter into any discussion which could be construed as an effort to fix prices or terms of sale, allocate customers, arrange market shares, or otherwise restrain trade in violation of the antitrust laws. To avoid violations, employees must take into account the purpose of the particular actions, its effect on competitors, its business justification, and other factors to ensure that the action is not unreasonably restricting competition. This is obviously an imprecise standard. So, once again, the Company Legal Department should be consulted throughout the consideration of any action of competitive significance.

  D.    ENVIRONMENTAL AND SAFETY LAWS

          In recent years, governments at all levels have enacted very strict laws in the environmental area. Moreover, enforcement authorities have shown a strong tendency to enforce criminal laws against corporations and their employees for serious environmental offenses. We will comply with all environmental laws. The nature of the Company's work may require the handling and disposal of potential pollutants and hazardous materials. If you are involved with processes that affect the environment, you must perform your job conscientiously. Examples include measuring, recording, or reporting discharges and emissions to the environment or handling hazardous wastes. As an employee, you have a role to play in protecting the environment. It is up to you to comply with environmental regulations and permits and to maintain the Company's commitment to the environment.

          The Company's operations in the United States are also subject to federal and state occupational health and safety laws. It is the Company's policy to adhere to all safety laws that apply to its operations. The Company holds the health and safety of its employees in the highest regard. In addition, there are extensive local and national laws designed to promote a safe workplace. These laws are strictly enforced.

          Please remember that violation of environmental and safety laws can subject the Company to significant fines, and can subject employees to fine and imprisonment.

  E.    INTERNATIONAL TRADE LAWS

          There are several areas in which conduct in one part of the world can result in prosecution under the laws of another country. The most important of these are:

            1.    ANTIBOYCOTT

              A boycott is when a person or group of people refuse to deal with certain other people or countries. U.S. law prohibits the Company from complying with or supporting a foreign country's boycott of another country, which is "friendly" with the United States. An example is the Arab boycott of Israel. A foreign country or an entity associated with the country could make the request in a bid invitation, purchase contract, letter or credit, or orally in connection with a transaction. U.S. companies and their worldwide subsidiaries must report to the U.S. Government any requests they receive to engage in boycott activity. If you receive or learn of a boycott or related information request, report it promptly to the Company Legal Department.

            2.    IMPORT AND EXPORT LAWS

              The Company must comply with import and export regulations and requirements when engaging in international trade. If you are involved with importing or exporting—such as development activity requiring non-U.S. sourcing or customer or affiliate activity requiring shipment to another country—you need to be aware of such regulations and requirements. A failure to comply with the import/export laws can result in fines, penalties, imprisonment and/or a loss of import or export privileges. If you have any questions regarding imports or exports, talk to your international or regulatory specialist, or contact the Company Legal Department.

            3.    FOREIGN CORRUPT PRACTICES ACT

              The Foreign Corrupt Practices Act ("FCPA") prohibits payments outside the U.S. by or on behalf of U.S. companies to bribe foreign government officials to secure business. Moreover, the FCPA requires the Company to use proper accounting controls and maintain accurate and reasonably detailed books and records.

  F.    SECURITIES

          In the course of your employment with Company, you may become aware of information about the Company or other companies that has not been made public. Laws in some countries, particularly the United States, prohibit the use of nonpublic information obtained as a consequence of employment (including information about customers, suppliers, competitors, and proposed acquisitions or divestitures) for the personal profit of the employee or of anyone as a result of association with the employee. Use for personal profit includes taking advantage of such information by trading or providing information for others to trade in securities of a publicly traded company.

IV.    CONFLICTS OF INTEREST

        We should all consider ourselves as persons in positions of trust and conduct ourselves accordingly. We must be sensitive to the many situations, on and off the job, where a conflict of interest or even a perception of such a conflict could originate. Activities which, tend to hamper one's ability to devote full attention to the requirements of his or her position should, in general, be avoided. Also, under no circumstances should an employee use his or her position with the Company to gain any advantage.

        It is not possible to define all situations which, would constitute a conflict with the interests of the Company or impair an employee's ability to perform his or her job; in most cases, normal judgment should suffice to evaluate a situation. In those cases where doubt exists concerning the applicability of this policy to a particular situation, all pertinent facts should be presented to an officer of the Company or where appropriate to the Director of Internal Audit or the General Counsel. Any conflicts of interest to which you are a party existing as of the date you sign the Acknowledgment of understanding of the Business Conduct Guidelines should be disclosed to the Business Ethics and Compliance Administrator for resolution.

        This policy applies to both direct and indirect interests and activities of the employee and members of his or her immediate family and to other associates of the employee. It also extends to transactions by any person who may act on behalf of the employee or members of his or her immediate family or his or her other associates in connection with such interests.

        The following activities are presented as a guide for determining circumstances which might create conflicts of interest; however, they are not intended to cover all possible situations:

  A.    ASSISTING A COMPETITOR

          An obvious conflict of interest is providing assistance to an organization that markets products in competition with the Company's current or potential product offerings. You may not, without the Company's consent, work for such an organization as an employee, consultant, or member of its board of directors. Such activities are prohibited because they divide your loyalty between the Company and that organization.

  B.    OUTSIDE WORK

          A conflict of interest may exist when an employee undertakes to engage in an independent business venture or to perform work or services for another business or organization to the extent that the activity prevents such employee from devoting the time and effort to the Company's business which his or her position requires.

  C.    SUPPLYING THE COMPANY

          Generally, you may not be a supplier to the Company, represent a supplier to the Company, or be a member of its board of directors while you are an employee of the Company. Also, you may not work on any products or services offered by a supplier to the Company.

  D.    USE OF THE COMPANY'S TIME AND ASSETS

          You may not perform outside work or solicit such business on the Company's premises or while working on the Company's time. Also, you are not permitted to use the Company's equipment, telephones, materials, resources, or proprietary information for any outside work.

  E.    GIFTS OR FAVORS

          Acceptance of money, gifts, loans, or favors from any individual or concern which, an employee has reason to believe does or may supply, or may seek to supply, goods and services to the Company is prohibited, unless such gift or favor involves no more than an ordinary social amenity in keeping with local social and business customs (such as an ordinary "business lunch"), is otherwise consistent with good business ethics, and does not place the recipient under an obligation of any kind. All offers of gifts or favors of more than nominal value (defined for this purpose as $100) should be immediately reported to the General Counsel and returned with a letter explaining that acceptance is contrary to Company policy.

          It is a serious violation of the Business Conduct Guidelines for anyone to seek a competitive advantage through the use of gifts, gratuities, entertainment, or other favors. Under no circumstances may we offer or give anything to a customer or customer's representative in an effort to influence a contract award or other favorable customer action.

          In some foreign countries, customs require the exchange of gifts. In cases where it is necessary to meet such a requirement, the Company will provide the gift; any gifts received of more than nominal value will become Company property.

V.    PROTECTION AND USE OF ASSETS

        The Company has a wide variety of assets which are of significant value to the Company's competitiveness and success. These assets include our extremely valuable confidential information as well as our physical assets.

        Protecting these assets is important and is a fundamental responsibility of each employee. The loss, theft, or misuse of Company assets jeopardizes the future of the Company.

        The Company has an established policy on Safety and Security. Employees must comply with site safety and security policies to safeguard physical property, proprietary information, and other assets.

  A.    CONFIDENTIAL INFORMATION

          Employees must at all times during the period of their employment and thereafter keep in confidence all confidential information of the Company. Confidential information refers to information of a confidential, proprietary, or secret nature related to the Company's business, financial, and marketing plans associated with products. It also includes personnel information, medical records, and salary data. Other confidential information includes: designs, engineering and manufacturing know-how and processes; Company business and product plans with outside vendors and joint venture parties; a variety of internal data bases, patent applications, trademark applications, and copyright material, such as software.

  B.    AGREEMENT RELATING TO INVENTIONS AND CONFIDENTIAL INFORMATION

          When you joined the Company, you were required to sign an agreement under which you, as an employee of the Company, assumed specific obligations relating to the treatment of confidential information. Under the agreement, you assign to the Company the rights to any ideas and inventions that you develop that relate to the Company's actual or anticipated business, or either result from or are suggested by any work assigned to you by the Company. This obligation applies no matter where or when—at work or after hours—such intellectual property is created. The existence of this intellectual property must be reported to the Company and protected like any other confidential information of the Company.

  C.    INTERNAL CONTROLS

          The Company has established accounting control procedures to ensure its assets are protected and that financial records are accurate and reliable. Employees share responsibility for maintaining and complying with required internal controls. All employees must insure that both the spirit of accounting and internal control procedures are strictly followed at all times.

  D.    RECORDING AND REPORTING INFORMATION

          Accuracy and reliability in the preparation of all business records is mandated by law and is of critical importance to the Company's decision making process. Improper or fraudulent accounting documentation or financial reporting are contrary to Company policy and may also be a violation of applicable laws.

  E.    INFORMATION ABOUT OTHERS

          The medical device industry is highly competitive and success depends on an understanding of our competitors' strategies. We should take advantage of all legitimate resources in collecting information on our competitors, but avoid those actions which are illegal, unethical, or which could cause embarrassment to the Company. Industrial espionage, trespassing, burglary, wiretapping, and stealing are clearly illegal and obviously wrong. But so is hiring a competitor's employees to get confidential information. Improper solicitation of confidential information from a competitor's employees is wrong and the Company will not tolerate any form of questionable intelligence gathering.

  F.    INFORMATION OWNED BY OTHERS

          Other companies and individuals, like the Company, have intellectual property they want to protect. Like the Company, they also are sometimes willing to disclose their confidential information for a particular purpose under the terms of a confidentiality agreement. The terms of any such confidentiality agreement to which the Company is a party must be strictly followed. You should use that information in the proper context and make it available only to other Company employees with a legitimate need to know.

  G.    SOFTWARE

          Special care should be taken in acquiring software. Software is protected by copyright and may also be protected by patent, trade secret, or as confidential information. The terms and conditions of license agreements accompanying software must be strictly followed. If you acquire software for your personal equipment, you should not copy such software onto any Company owned computer.

VI.    POLITICAL ACTIVITY

        Employees will neither make contribution of Company funds, property, or services nor be reimbursed by the Company for contributions of personal funds, property, or services to any political party or committee; or to any candidate for or holder of any political office.

        The Company encourages all employees to exercise their rights of citizenship by voting, by making personal political contributions if they wish to do so with their own funds, and by being otherwise politically active in support of candidates or parties of the employee's own personal selection. When speaking out on public issues, employees should make sure that they do so as an individual and not give the appearance that they are speaking or acting on the Company's behalf.

VII.    NONDISCRIMINATION

        Employees should respect the rights and cultural differences of individuals in conducting the Company's business. The Company is firmly committed to a policy of nondiscrimination in employment and to the cause of equal employment and advancement opportunity for all. It is the policy of the Company not to discriminate against any employee or applicant for employment because of race, color, religion, sex, physical or mental disability, age or national origin. Harassment of any type will not be tolerated.

VIII.    COMPLIANCE AND DISCIPLINE

        The Company and its employees are determined to operate according to the highest possible standards of business ethics and conduct. These Guidelines are important to the Company and are to be taken seriously by all employees. Failure to comply with these Business Conduct Guidelines will result in disciplinary action that may include suspension, termination, referral for criminal prosecution and/or reimbursement to the Company for any losses or damages resulting from the violation. As with all matters involving disciplinary action, principles of fairness will apply. Any employee charged with a violation of these Guidelines will be afforded an opportunity to explain his or her actions before disciplinary action is taken.

        Disciplinary action will be take when:

    an employee authorizes or participates in actions which violate these Guidelines;

    an employee deliberately fails to report a violation or deliberately withholds relevant or material information concerning a violation of these Guidelines;

    a manager's or supervisor's actions reflect inadequate supervision or a lack of diligence in connection with a violation of these Guidelines; or

    any supervisor retaliates, directly or indirectly, or encourages others to retaliate against an employee who reports a violation of these Guidelines.

        These Guidelines will be enforced at all levels, fairly and without prejudice. Consistent with its obligations under the law, and within the enforcement process established in these Guidelines, the Company will keep confidential the identity of employees about or against whom allegations of violations are brought, unless or until it has been determined that a violation has occurred. Similarly, to the extent requested and permitted by law, the Company will keep confidential the identity of anyone reporting a possible violation.

IX.    HELP AND INFORMATION

        Any employee with a need for help or information regarding these Guidelines is encouraged to take up that matter with his or her immediate supervisor. If there is a reason why this is not appropriate, the employee should discuss the matter with a Company attorney or the General Counsel.

X.    BUSINESS ETHICS AND COMPLIANCE ADMINISTRATOR

        The General Counsel is the Company's Business Ethics and Compliance Administrator and is available for any assistance and information deemed necessary. A direct line is available to the General Counsel's office and is available for this purpose. The telephone number is 713/561-6309.

XI.    HOTLINE

        The Company has established a hotline to facilitate notification to the Company of potential violations of these Business Conduct Guidelines. Employees are encouraged to call the hotline at 713/561-6309. The hotline will be answered 24 hours a day in person or by phone mail and all calls will be held in confidence if requested and to the extent permitted by law.

[CENTERPULSE LOGO]	Centerpulse USA Inc. 9900 Spectrum Drive Austin, Texas 78717

ACKNOWLEDGMENT

        I have read the Business Conduct Guidelines. I understand that these Guidelines represent the policy of the Company and I understand my responsibility to comply with them and the process for dealing with violations.

Employee's Signature

Social Security Number

Company

Date

QuickLinks

  Exhibit 4.32
CENTERPULSE USA INC. BUSINESS CONDUCT GUIDELINES UNITED STATES AND CANADA
CENTERPULSE LTD BUSINESS CONDUCT GUIDELINES UNITED STATES AND CANADA
Message to Employees
ACKNOWLEDGMENT